SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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USA MOBILITY, INC.
(Name of Registrant as Specified In Its Charter)
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6677 Richmond Highway
Alexandria, VA 22306
(703) 660-6677
NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 18, 2005
To our stockholders:
      The 2005 Annual Meeting of Stockholders (the “Annual Meeting”) of USA Mobility, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 18, 2005, at 9:00 a.m., local time, at the USA Mobility, Inc. Operations Center located at 6910 Richmond Highway, 2nd Floor, Alexandria, Virginia 22306, for the following purposes:

1. To elect nine directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected or appointed.

2. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
      The foregoing matters are described in more detail in the enclosed Proxy Statement.
      Your Board of Directors has fixed March 21, 2005, as the record date for determining stockholders entitled to vote at the Annual Meeting. Consequently, only holders of our common stock of record on the transfer books of the Company at the close of business on March 21, 2005 will be entitled to notice of and to vote at the Annual Meeting.
      The Company’s Proxy Statement is attached hereto. Financial and other information about the Company is contained in the enclosed Annual Report to Stockholders for the fiscal year ended December 31, 2004.
      You are cordially invited to attend the Annual Meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage pre-paid envelope, or submit your proxy or voting instructions by telephone or over the internet. If you choose to attend the Annual Meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised.

By Order of the Board of Directors,

Royce Yudkoff
Chairman of the Board
April 8, 2005
Alexandria, Virginia

6677 Richmond Highway
Alexandria, VA 22306
(703) 660-6677
PROXY STATEMENT
       The Board of Directors (the “Board”) of USA Mobility, Inc., a Delaware corporation (the “Company”), is soliciting your proxy on the proxy card enclosed with this Proxy Statement. Your proxy will be voted at the 2005 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 18, 2005, at 9:00 a.m., local time, at the USA Mobility, Inc. Operations Center located at 6910 Richmond Highway, 2nd Floor, Alexandria, Virginia 22306, and any adjournment or postponement thereof. This Proxy Statement, the accompanying proxy card and the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2004 are first being mailed on or about April 8, 2005 to holders of record of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), as of March 21, 2005.
VOTING SECURITIES
Voting Rights and Outstanding Shares
      Only stockholders of record on the books of the Company as of 5:00 p.m., March 21, 2005 (the “Record Date”), will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, the outstanding voting securities of the Company consisted of 26,828,571 shares of Common Stock.
      Holders of the Company’s Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.
Quorum and Vote Required
      Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Company’s transfer agent also serving as Inspector of Election. The Inspector will also determine whether or not a quorum is present. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies. Except with respect to the election of directors and in certain other specific circumstances, the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at a duly held meeting at which a quorum is present is required under the Company’s Bylaws for approval of proposals presented to stockholders. In general, the Company’s Bylaws also provide that a quorum consists of a majority of the shares issued and outstanding and entitled to vote, the holders of which are present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and therefore, abstentions will have the effect of a negative vote for purposes of determining the approval of any matter submitted to the stockholders for a vote, other than the election of directors.

Proxies and Revocation
      The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting, and at any adjournments, continuations or postponements thereof, in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by:

•	delivering written notice of revocation to the Company, Attention: Shirley B. White;

•	delivering a duly executed proxy bearing a later date to the Company; or

•	attending the Annual Meeting and voting in person.
      Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted “FOR” the election of directors and as the proxy holder deems advisable on other matters that may come before the Annual Meeting, as the case may be, with respect to the item not marked. The Company does not expect that any matter other than the proposals presented in this Proxy Statement will be brought before the Annual Meeting. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.
Proxy Solicitation
      The entire cost of soliciting proxies from our stockholders will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or telegram. The Company has retained MacKenzie Partners, Inc. to solicit proxies from brokerage firms, banks and institutional holders. Total fees for this service are expected to be less than $6,000.
Adjournments
      If a quorum is not present at the Annual Meeting, it may be adjourned from time to time upon the approval of the holders of shares representing a majority of the votes present in person or by proxy at the Annual Meeting until a quorum shall be present. Any business may be transacted at the adjourned meeting which might have been transacted at the Annual Meeting originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. The Company does not currently intend to seek an adjournment of the Annual Meeting.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
      Nine directors are to be elected at the Annual Meeting to serve until their respective successors are elected or appointed and qualified. Nominees for election to the Board shall be approved by a plurality of the votes properly cast by holders of the Common Stock present in person or by proxy at the Annual Meeting, each share being entitled to one vote.
      Abstentions from voting on the election of directors, including broker non-votes, will have no effect on the outcome of the election of directors. In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

      Set forth below is certain information, as of April 8, 2005, for each person nominated to the Board:
      Royce Yudkoff, age 49, became a director and chairman of the Board in November 2004. He is a member of the Audit Committee of the Board. Prior to the merger of Metrocall Holdings, Inc. (“Metrocall”) and Arch Wireless, Inc. (“Arch”) in November 2004, Mr. Yudkoff had been a director of Metrocall since April 1997, and had served as its chairman since February 2003. Mr. Yudkoff is the Managing Partner of ABRY Partners, LLC, a private equity investment firm which focuses exclusively on the media and communications sector. Prior to co-founding ABRY in 1989, Mr. Yudkoff was a partner at Bain & Company, an international management consultancy firm where he shared responsibility for Bain’s media practice. Mr. Yudkoff currently serves on the board of directors of ABRY Partners, LLC, Muzak LLC, Talent Partners and Nexstar Broadcasting Group, and is the chairman of the board of directors of Penton Media, Inc., and is a member of its Compensation Committee and Governance Committee. Mr. Yudkoff was a director of Metrocall at the time of its filing in June of 2002 of a petition under Chapter 11 of the Bankruptcy Code.
      Vincent D. Kelly, age 45, became a director, President and Chief Executive Officer (“CEO”) of the Company in November 2004. Prior to the merger of Metrocall and Arch, Mr. Kelly was appointed President and CEO of Metrocall in February 2003 where also prior to assuming this role, he was Chief Operating Officer, Chief Financial Officer, and Executive Vice President of Metrocall. He served as the Treasurer of Metrocall from August 1995 to February 2003, and served as a director of Metrocall from 1990 to 1996 and from May 2003 to November 2004. Mr. Kelly currently serves on the board of directors of Penton Media, Inc., where he is a member of the Audit Committee, and GTES, LLC, where he is a member of the Compensation Committee. GTES, LLC is a majority-owned subsidiary of USA Mobility, Inc. Mr. Kelly was an executive officer of Metrocall at the time of its filing of a petition under Chapter 11 of the Bankruptcy Code.
      David Abrams, age 44, became a director of the Company in November 2004. He is a member of the Compensation Committee of the Board. With a position he has held since November 1998, Mr. Abrams is a managing member of Abrams Capital, LLC, an investment firm whose affiliates were stockholders of Arch prior to its merger with Metrocall. Abrams Capital, LLC and its affiliates own in excess of 10% of Global Signal, Inc., formally Pinnacle Holdings, Inc., where Mr. Abrams has been a director since October 2002. Global Signal is the Company’s largest landlord for its transmission tower sites. Because of this relationship, Mr. Abrams has and will continue to recuse himself from any discussion or decision by the Company’s board on matters relating to Global Signal.
      James V. Continenza, age 42, became a director of the Company in November 2004, and is a member of the Nominating and Governance Committee. Prior to the merger of Metrocall and Arch, Mr. Continenza had been a director of Arch since 2002. He is currently a director of MAXIM Crane Works, Inc., where he serves as chairman of the Compensation Committee. He is also a director of BIG Marine Ventures, LLC. Mr. Continenza was a director of Microcell Telecommunications, Inc. from May 2003 to November 2004, where he served on the Compensation Committee. From September 2002 to June 2004, Mr. Continenza was a director, President and CEO of Teligent, Inc., a provider of fixed-wireless broadband services that filed for bankruptcy protection in May 2001. He was a director and COO of Teligent, Inc. from May 2001 to August 2002, and its senior vice president of strategic operations from September 2000 to May 2001. Mr. Continenza is an investor in Reaction Biology Corp. where Mr. Oristano is chairman of the board.
      Nicholas A. Gallopo, age 72, became a director of the Company in November 2004. He is chairman of the Audit Committee of the Board, and is also a member of the Nominating and Governance Committee. Prior to the merger of Metrocall and Arch, Mr. Gallopo had been a director of Metrocall since October 2002. Mr. Gallopo is a consultant and Certified Public Accountant. He retired as a partner of Arthur Andersen LLP in 1995 after 31 years with the firm. He had also served as a director of Newman Drug Company in 1995 to 1998, a director of Wyatt Corporation, formerly Hosposable Products, Inc., from 1995 to 2001 where he also served as chairman of the Audit Committee, and a director of Bridge Information Systems, Inc. from 2000 to 2002.

      Brian O’Reilly, age 45, became a director of the Company in November 2004. He is chairman of the Nominating and Governance Committee, and a member of the Compensation Committee. Prior to the merger of Metrocall and Arch, Mr. O’Reilly had been a director of Metrocall since October 2002. He was with Toronto Dominion for 16 years beginning in 1986. During his time there, Mr. O’Reilly served as a managing director of Toronto Dominion’s Loan Syndication Group, focused on the underwriting of media and telecom loans. From 1996 to 2002, he served as the Managing Director of the Media, Telecom and Technology Group with primary responsibility for investment banking in the wireless and emerging telecom sectors.
      Matthew Oristano, age 48, became a director of the Company in November 2004, and is a member of the Company’s Audit Committee. Prior to the merger of Metrocall and Arch, Mr. Oristano had been a director of Arch since 2002. Mr. Oristano has been the President and CEO of Alda Inc., an investment management company, since 1995. He has served as chairman of the board and CEO of Reaction Biology Corp., a contract biomedical research firm since March 2004, and is a member of the boards of The Oristano Foundation and Crystalplex Inc. He was the chairman of the board and CEO of People’s Choice TV Corp. from April 1993 to September 1999.
      William E. Redmond, Jr., age 45, became a director and vice chairman of the Board in November 2004, and is the chairman of the Compensation Committee. Prior to the merger of Metrocall and Arch, Mr. Redmond had been a director of Arch since 2002. He currently serves as chairman of the board of MAXIM Crane Works, Inc., and National Energy and Gas Transmission Company. He also serves as a director on the boards of Malden Mills Inc. and Gentek, Inc., where he serves on both the Compensation Committee and the Audit Committee, and also serves on the board of World Kitchen Inc. Previously, Mr. Redmond was Chairman, President and Chief Executive Officer of Gardenway, Inc., from 1997 to 2002.
      Samme L. Thompson, age 59, was nominated to the Company’s Board by the incumbent Arch board of directors effective in November 2004, and is a member of the Nominating and Governance Committee. Prior to the merger of Metrocall and Arch, Mr. Thompson had been a director of Arch since 2002. Mr. Thompson is the owner and president of Telit Associates, Inc., a financial and strategic consulting firm. From July 1999 to March 2002, he joined Motorola as Vice President of Corporate Strategy and retired as Senior Vice President of Global Corporate Strategy and Corporate Business Development. Since June 2004, Mr. Thompson has been a member of the board of SpectraSite, Inc, which is a minor provider of tower capacity or tower leases to the Company. Because of this relationship, Mr. Thompson would recuse himself from any discussion or decision by the Company’s board on matters relating to SpectraSite, Inc.
      Unless marked otherwise, proxies received will be voted “FOR” the election of each of the nominees named above.
Recommendation of the Board:
      The Board recommends a vote “FOR” the election of all nominees named above.
THE BOARD OF DIRECTORS AND COMMITTEES
      The Board met three times during 2004 and took no action by unanimous written consent. Each director, during his term as director, attended all meetings of the Board and its Committees of which he was a member. All directors are encouraged to attend the Annual Meeting.
      Although the Company has not to date developed a formal process by which stockholders may communicate directly to the Board, it believes that the informal process, in which stockholder communications which are received by the Secretary for the Board’s attention, or summaries thereof, will be forwarded to the Board has served the Board’s and the stockholders’ needs. In view of recently adopted SEC disclosure requirements relating to this issue, the Board may consider developing more specific procedures. Until any other procedures are developed, any communications to the Board should be sent to it in care of the Secretary of the Company.

      During 2004 the Board had a standing audit committee, a compensation committee and a nominating and governance committee.

Nominating and Governance Committee
      We established our Nominating and Governance Committee in November 2004. The members of this committee are Messrs. O’Reilly, Continenza, Gallopo, and Thompson, each of whom is an independent director as the term is defined in Rule 4200(a)(15) of the NASDAQ listing standards. Mr. O’Reilly serves as the chairman of this committee. The Nominating and Governance Committee met one time in 2004 and took no action by unanimous written consent. The Board has adopted a charter governing the activities of the Nominating and Governance Committee, which may be viewed online on our Web site at www.usamobility.com. Pursuant to its charter, the Nominating and Governance Committee’s tasks include identifying individuals qualified to become Board members, recommending to the Board director nominees to fill vacancies in the membership of the Board as they occur and, prior to each annual meeting of stockholders, recommending director nominees for election at such meeting, making recommendations to the Board concerning the size and composition of the Board, conducting succession planning regarding the Chief Executive Officer and other senior officer positions of the Company and leading the Board in its annual review of Board performance. The committee also develops and recommends to the Board corporate governance principles applicable to the Company. Board candidates are considered based upon various criteria, such as skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision, experience, and any other factors appropriate in the context of an assessment of the committee’s understood needs of the Board at that time. In addition, the committee considers whether the individual satisfies criteria for independence as may be required by applicable regulations and personal integrity and judgment. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company.
      The Nominating and Governance Committee has the sole authority to retain, compensate, and terminate any search firm or firms to be used in connection with the identification, assessment, and/or engagement of directors and director candidates. No such firm has been retained by the Company.
      The Nominating and Governance Committee considers proposed nominees whose names are submitted to it by stockholders; however, it does not have a formal process for that consideration. The Company has not to date adopted a formal process because it believes that the informal consideration process has been adequate to date. The committee intends to review periodically whether a more formal policy should be adopted. If a stockholder wishes to suggest a proposed name for committee consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the corporate Secretary, at least six months before the next annual meeting to assure time for meaningful consideration by the committee. See also “Stockholder Proposals” for bylaw requirements for nominations.
      All of the nominees for directors being voted upon at the Annual Meeting are directors standing for re-election.

Director Independence
      The National Association of Securities Dealers’ (“NASD”) corporate governance rules require that a majority of the Board be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. In assessing the independence of its members, the Board examined the commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each member. The Board’s inquiry extended to both direct and indirect relationships with the Company. Based upon both detailed written submissions by its members and discussions regarding the facts and circumstances pertaining to each member, considered in the context of applicable NASD’s corporate governance rules, the Board has determined that both Messrs. Abrams and Thompson have relationships with companies that do business with the Company; namely (i) Global Signal, Inc., the Company’s largest landlord for its transmission tower sites, where Mr. Abrams is a member of its board, and the managing member of Abrams Capital LLC and its affiliates that own in excess of 10% of Global Signal stock; and (ii) SpectraSite, Inc., a minor provider of tower capacity or tower leases to the Company, where Mr. Thompson is a member of its board. Both Messrs. Abrams and Thompson have and will continue to recuse themselves from any discussion or decision by the Company’s Board on matters relating to Global Signal and SpectraSite. All directors are determined to be independent, with the exception of Mr. Kelly who is a management director.

Audit Committee
      The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), consists of Messrs. Gallopo, Oristano, and Yudkoff, each of whom is an independent director as the term is defined in Rule 4200(a)(15) of the NASD’s listing standards. The Board has determined that Mr. Gallopo, who is the committee chairman, is an audit committee financial expert, as that term is defined in the Exchange Act. The Audit Committee met two times during 2004 and took no action by unanimous written consent. The charter of the Audit Committee is attached hereto as Appendix A setting forth the structure, powers and responsibilities of the Audit Committee. Under its charter, the responsibilities of this committee include:

•	the appointment, compensation, retention and oversight of our independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm the plans and results of the audit engagement;

•	approving professional services provided by the independent registered public accounting firm;

•	reviewing our critical accounting policies, our Annual and Quarterly reports on Forms 10-K and 10-Q, and our earnings releases;

•	reviewing the independence of the independent registered public accounting firm; and

•	reviewing the adequacy of our internal accounting controls and overseeing our ethics program.
Audit Committee Report
      In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s accounting, auditing and financial reporting practices.
      In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm, PricewaterhouseCoopers, LLP, (the “auditors”) a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors, and the auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, and budget and staffing. The Audit Committee reviewed with both the auditors and the internal auditors their audit plans, audit scope and identification of audit risks.
      The Audit Committee discussed and reviewed with the auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations.
      The Audit Committee reviewed the Company’s audited financial statements as of and for the fiscal year ended December 31, 2004, with management and the auditors. The Audit Committee also reviewed management’s assessment of the effectiveness of internal controls as of December 31, 2004 and the auditors’ report thereon. Management has the responsibility for the preparation of the Company’s financial statements, and the auditors have the responsibility for the examination of those statements.

      Based on the above-mentioned review and discussions with management and the auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Audit Committee:
Nicholas A. Gallopo
Matthew Oristano
Royce Yudkoff
      The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act (together, the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

Compensation Committee
      The Compensation Committee consists of Messrs. Redmond, Abrams, and O’Reilly each of whom is an independent director as the term is defined in Rule 4200(a)(15) of the NASD’s listing standards. Mr. Redmond serves as the chairman of this committee. This committee is responsible for determining salaries, bonuses and other forms of compensation for our executive officers and other employees, and administering the USA Mobility, Inc. Equity Incentive Plan, the Arch Wireless, Inc. 2002 Stock Incentive Plan, the Metrocall 2003 Stock Option Plan, and other compensation programs. The Compensation Committee met once during 2004 and acted by unanimous written consent in lieu of a meeting on one occasion.
Director Compensation
      All non-management directors are paid annual retainers of $55,000, which can be paid in the form of cash, restricted stock, or any combination thereof, for service on the Board as well as any standing committees of the Board on which they serve. Only the chairman of the Audit Committee is paid an additional annual retainer of $10,000. Effective August 31, 2005, all directors will be required to own and hold a minimum of 1,500 shares of USA Mobility stock for a period of 18 months. These shares could be shares that were already owned, shares that were acquired by the director, or shares that were paid to the director in lieu of the annual cash retainer. The directors are reimbursed for any reasonable out-of-pocket board related expenses incurred. There are no other annual fees paid to these directors. The remaining director is employed by us and is not separately compensated for his service as a director.
EXECUTIVE OFFICERS
      Executive officers of the Company serve at the pleasure of the board of directors, subject in certain cases to the provisions of their employment agreements. Set forth below is biographical information for each executive officer of the Company who is not also a director, as of April 8, 2005.
      Stan F. Sech. Mr. Sech, 61, was appointed Chief Operating Officer (“COO”) of the Company and its subsidiaries in November 2004. Prior to the merger of Metrocall and Arch, Mr. Sech was appointed COO of Metrocall and its subsidiaries in February 2003 until November 2004. He joined Metrocall in early 2000 as Senior Vice President of Corporate and Business Development and Integration. Mr. Sech has over 20 years of experience in the wireless messaging industry and has been recognized as a telecommunications industry leader. Previously, he served as Chief Executive Officer of PageOne Communications in the United Kingdom and worked in the European wireless industry. Prior to PageOne Communications, he served as President & COO of USA Mobile Communications, and as Senior Vice President and General Manager of Graphic Scanning Corporation. Mr. Sech currently serves on the boards of Iris Wireless, LLC, Allied National Paging, a trade association, and GTES, LLC, a majority-owned subsidiary of the Company, where he is a member of the Pricing Committee and Audit Committee.

      Thomas L. Schilling. Mr. Schilling, 42, was appointed Chief Financial Officer (“CFO”) of the Company in January 2005. Prior to joining the Company, Mr. Schilling was the CFO of Cincinnati Bell from 2002 to August 2003. He had previously served as the CFO of Cincinnati Bell’s Broadwing Communications subsidiary and oversaw its IT consulting services business unit from 2001 to 2002. Mr. Schilling has more than 18 years of financial and operational management experience in the communications industry, including positions with MCI, Inc. that covered eight years, and four years with Sprint Communications Co. LP. He has also served as CFO of Autotrader.com.
      Peter C. Barnett. Mr. Barnett, 49, was appointed Chief Technology Officer of the Company and certain of its subsidiaries in November 2004. Prior to the merger of Metrocall and Arch, Mr. Barnett worked for USA Mobile from 1990 to 1995, and was part of Arch’s acquisition of USA Mobile where he served as Chief Information Officer and Senior Vice President of Operations for Arch since December 1999. In Mr. Barnett’s current capacity, he is responsible for customer service, operational procedures, logistics, inventory, pager repair, RF engineering and design, and field technical operations. Mr. Barnett has over 24 years of experience in the wireless messaging industry. Over the last 5 years, as the paging industry has consolidated and declined, Mr. Barnett has had the responsibility to consolidate various functions and help create a variable cost structure for back office operations and customer support.
EXECUTIVE COMPENSATION
      The following table sets forth the cash and non-cash compensation paid or incurred on our behalf to our Chief Executive Officer and the other most highly compensated executive officers of the Company (the “Named Executive Officers”), whose annual compensation equaled or exceeded $100,000 as of December 31, 2004.
Summary Compensation Table

								Long-Term Compensation

		Annual Compensation						Awards			Payouts

						Other		Restricted		Securities
	For the Year					Annual		Stock		Underlying
Name and	Ended	Salary		Bonus		Compensation		Awards		Options(d)	LTIP		All Other
Principal Position	December 31,	($)(a)		($)(a)(b)		($)		($)(c)		(#)	Payouts ($)		Compensation(e) ($)

Vincent D. Kelly	2004	558,192	(f)	530,000	(g)	—		—		—	—		1,002,229	(h)
President and Chief	2003	511,502		1,590,000		—		—		60,000	—		4,308
Executive Officer	2002	400,010		600,000		—		—		—	—		4,346
Stan F. Sech	2004	311,526	(i)	300,000	(g)	—		—		—	—		9,055
Chief Operating Officer	2003	300,485		525,000		—		—		30,000	—		8,096
	2002	300,485		160,000		—		—		—	—		9,742
Thomas L. Schilling(j)
Chief Financial Officer
Peter C. Barnett	2004	218,676	(k)	149,625	(g)	—		673,042	(l)	—	—		6,812
Chief Technology Officer	2003	210,017		562,500		—		109,997		—	—		6,477
	2002	210,000		405,000		—		—		—	—		6,477
George Z. Moratis	2004	207,692	(m)	200,000	(g)	—		—		—	—		4,184
Senior Vice President of	2003	191,502		297,032		—		—		30,000	—		5,317
Finance and Treasurer	2002	138,325		100,969		—		—		—	—		3,579
George W. Hale	2004	160,006	(n)	62,843	(g)	—		—		—	—		2,440
Senior Vice President of	2003	153,590		259,900		—		—		—	—		2,581
Finance and Chief	2002	146,182		183,400		—		—		—	—		2,621
Accounting Officer
C. Edward Baker, Jr.(o)	2004	519,231		389,423	(p)	—		2,842,821		—	862,517	(r)	663,298	(s)
Former Chairman and Chief	2003	600,000		2,388,000		—		464,608		—	—		14,132
Executive Officer —	2002	600,000		1,713,000		210,000	(q)	—		—	—		441,482	(t)
Arch Wireless, Inc.
Lyndon Daniels(o)	2004	327,981		196,788	(p)	—		1,667,538		—	435,859	(r)	415,764	(u)
Former President and Chief	2003	379,017		1,323,300		—		272,529		—	—		12,631
Operating Officer —	2002	379,000		982,200		—		—		—	—		11,800
Arch Wireless, Inc.

(a)	Unless otherwise indicated, represents amounts paid by Arch or Metrocall, as applicable, to each of the Named Executive Officers in the year specified.

(b)	Includes bonuses earned in the year indicated, whether paid in the year indicated or the following year.

(c)	Represents restricted stock awards that vested in the respective year. Amount of award based on the number of shares vested multiplied by the Arch closing stock price on the date of vesting less proceeds needed to purchase the stock.

(d)	Represents options granted for the purchase of Metrocall common stock in fiscal year 2003.

(e)	Includes Allocation of employer contribution under the Arch or Metrocall Savings and Retirement Plans, travel and phone allowances and other costs.

(f)	Includes salary of $66,653 and $491,539 paid by the Company and Metrocall, respectively.

(g)	Amounts paid by the Company.

(h)	Includes $1,000,000 bonus paid to Mr. Kelly by the Company as a result of the completion of the merger between Arch and Metrocall.

(i)	Includes salary of $33,461 and $278,065 paid by the Company and Metrocall, respectively.

(j)	Mr. Schilling joined the Company in January 2005 and, accordingly, no compensation information has been provided as it is not applicable.

(k)	Includes salary of $43,407 and $175,269 paid by the Company and Arch, respectively.

(l)	As of December 31, 2004, Mr. Barnett held 21,172 shares of restricted stock that vest on May 29, 2005. At December 31, 2004 the aggregate market value of these shares was approximately $748,000.

(m)	Includes salary of $22,308 and $185,384 paid by the Company and Metrocall, respectively.

(n)	Includes salary of $23,776 and $136,230 paid by the Company and Arch respectively.

(o)	Messrs. Baker and Daniels were terminated by the Arch Board of Directors on November 5, 2004. Information for these former executives has been provided pursuant to Item 402(a)(3)(iii) of Regulation S-K. 2004 salary and bonus amounts were amounts earned in their respective capacities with Arch.

(p)	Represents amounts payable for bonus compensation to former executive as of December 31, 2004 based on the terms of executive’s employment agreement with Arch. Amount was paid by the Company in February 2005.

(q)	Represents compensation paid in 2002 to Mr. Baker for the payment of taxes in cancellation of $427,766 of indebtedness owed by Mr. Baker to Arch in connection with Arch’s Chapter 11 reorganization.

(r)	Represents amounts payable under the Arch Long-term Incentive Plan as of December 31, 2004 based on executive’s termination in November 2004. Amount was paid by the Company to the former executive in February 2005.

(s)	Includes severance of $600,000 and accrued vacation compensation of $49,926 payable as of December 31, 2004 related to executive’s termination from Arch in November 2004. Amounts were paid by the Company to the former executive in February 2005.

(t)	Includes $427,766 in indebtedness owed to Arch by Mr. Baker that was cancelled in connection with Arch’s Chapter 11 reorganization.

(u)	Includes severance of $379,000 and accrued vacation compensation of $25,229 payable as of December 31, 2004 related to executive’s termination from Arch in November 2004. Amounts were paid by the Company to the former executive in February 2005.
Option Grants in Fiscal 2004
      There were no options granted in fiscal 2004 by USA Mobility, Arch Wireless, Inc. or Metrocall Holdings, Inc.

Aggregated Option Exercises in Fiscal 2004 and Fiscal Year-End Option Values
      The following table shows information regarding option exercises by the Company’s Named Executive Officers during the fiscal year ended December 31, 2004, and the value and number of options to purchase our Common Stock unexercised and outstanding as of December 31, 2004. Also included is the value and number of exercisable and unexercisable options held as of December 31, 2004 by such Named Executive Officers:

•	“Exercise” means an employee’s acquisition of shares of Common Stock, “exercisable” means options to purchase shares of Common Stock which have already vested and which are subject to exercise, and “unexercisable” means all other options to purchase shares of Common Stock which have not vested.

•	The values for “in-the-money” options are calculated by determining the difference between the fair market value of the securities underlying the options as of December 31, 2004 ($35.31 per share) and the exercise price of the Named Executive Officer’s options.

			Number of Securities		Value of Unexercised
			Underlying		In-the-Money
			Unexercised Options at		Options at Fiscal
	Shares		Fiscal Year-End (#)(b)		Year-End ($)
	Acquired on	Value
Name	Exercise (a) (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Vincent D. Kelly	30,000	1,983,420	—	56,280	—	1,987,247
Stan F. Sech	15,000	1,023,887	—	28,140	—	993,623
Peter C. Barnett	—	—	—	—	—	—
George Z. Moratis	15,000	992,061	—	28,140	—	993,623
George W. Hale	—	—	—	—	—	—
C. Edward Baker, Jr.	—	—	—	—	—	—
Lyndon Daniels	—	—	—	—	—	—

(a)	Represent shares of Metrocall Holdings, Inc. common stock acquired in 2004 prior to the merger of Arch and Metrocall.

(b)	Represent options held in the Company.
Long-Term Incentive Plans — Awards in Last Fiscal Year
      The following table shows information about units awarded to the Named Executives under the Arch Long-Term Incentive Plan in the first quarter of 2004.

	Number of	Period Until
Name	Units	Payout(a)

Vincent D. Kelly	—	—
Stan F. Sech	—	—
Peter C. Barnett	21,274.20	February 2006
George Z. Moratis	—	—
George W. Hale	9,360.65	February 2006
C. Edward Baker, Jr.	91,175.15	(b	)
Lyndon Daniels	46,073.84	(b	)

(a)	Payout amount will be based on the number of units held by Named Executive Officer multiplied by the average trading price of the Company’s Common Stock price per share for the ten day period prior to the payout date above.

(b)	On November 5, 2004 the Arch Board terminated the employment of Messrs. Baker and Daniels. Please refer to the Summary Executive Compensation Table for LTIP payout information.

USA Mobility, Inc. Equity Incentive Plan
      The USA Mobility, Inc. Equity Incentive Plan allows for the grant of various forms of equity based compensation to our eligible employees and outside directors of the Company, including options, restricted stock, and restricted stock units. However, no options to purchase our common stock or restricted stock grants were made in 2004.
Arch Wireless, Inc. 2002 Stock Incentive and Metrocall Holdings, Inc. 2003 Stock Option Plans
      Both Arch and Metrocall had incentive stock or stock options programs in place at the time of the merger. Restricted stock and options outstanding under these programs were converted into restricted common stock and options to purchase shares of the Company’s common stock. Other than the shares identified on the following table, there will be no future issuances under these plans.
Equity Compensation Plan Information
      The following table sets forth, as of December 31, 2004, the number of securities outstanding under our equity compensation plans, the weighted average exercise price of such securities and the number of securities available for grant under these plans:

	Number of Shares		Number of Securities
	to be Issued upon	Weighted-Average	Remaining Available
	Exercise of	Exercise Price of	for Future Issuance
	Outstanding	Outstanding	under Equity
	Options,	Options,	Compensation Plans
	Warrants and	Warrants and	(Excluding
Plan Category	Rights	Rights	Column(a))

	(a)
Equity Compensation Plans Approved by Shareholders
USA Mobility, Inc. Equity Incentive Plan(1)	—	—	1,878,976
Arch Wireless, Inc. 2002 Stock Incentive Plan	23,481	$0.001	—
Metrocall Holdings, Inc. 2003 Stock Option Plan	269,206	$0.302	—
Equity Compensation Plans Not Approved by Shareholders
None	—	—	—

Total	292,687		1,878,976

(1)	The USA Mobility, Inc. Equity Incentive Plan provides that Common Stock authorized for issuance under the plan may be issued in the form of options and restricted stock.
EMPLOYMENT AGREEMENT
      Mr. Kelly entered into an employment agreement with the Company on November 15, 2004. The initial term of the agreement shall end on November 15, 2007 (the “Third Anniversary”), but shall be automatically extended for additional one (1) year periods on each anniversary of the Third Anniversary, in accordance with the terms of the agreement, and will continue to be so renewed for successive one-year periods, unless or until either party delivers a non-renewal notice within the specified notice period.
      Under the agreement, Mr. Kelly receives a stated annual base salary of $600,000 and is eligible to participate in all of the Company’s benefit plans, including fringe benefits available to the Company’s senior executives, as such plans or programs are in effect from time to time, and use of an automobile. The Board shall review Mr. Kelly’s base salary annually and may increase, but not decrease, the amounts of his base salary. In addition to base salary, Mr. Kelly is eligible for an annual bonus equal to a maximum of 200% of Base Salary based on achievement of certain bonus targets set by the Board or a committee thereof; provided that Mr. Kelly is employed by the Company on December 31 of each calendar year.

      The employment agreement contains a covenant restricting Mr. Kelly from soliciting employees of the Company and its subsidiaries and from competing against the Company during Mr. Kelly’s employment and for a period of two (2) years after the Date of Termination (as defined in the employment agreement) for any reason.
      Under the employment agreement, (i) the Company may terminate such agreement with thirty (30) days written notice at any time if Mr. Kelly is Disabled (as defined in the employment agreement) for a period of six (6) months or more, at any time with “Cause” (as defined in the employment agreement), and at any time without Cause; and (ii) Mr. Kelly may terminate such agreement at any time upon sixty (60) days notice to the Company. Furthermore, the employment agreement may be terminated by mutual agreement of the parties thereto and shall automatically terminate upon Mr. Kelly’s death.
      The employment agreement provides that upon termination of employment, either by the Company without cause or by Mr. Kelly for good reason, he will be entitled to:

•	an amount equal to the product of (a) the greater of (x) two or (y) the number of years (and fraction thereof) remaining in the term of the agreement times (b) the full base salary then in effect;

•	an amount equal to the annual bonus paid or payable to Mr. Kelly with respect to the annual period prior to the year in which the termination of employment occurs;

•	full vesting of any equity compensation and the lapse of all restrictions with respect to any restricted stock granted to Mr. Kelly;

•	reimbursement of the cost of continuation coverage of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 for the duration of the applicable period to the extent Mr. Kelly elects such continuation coverage and is eligible and subject to the terms of the plan and the law.

•	If any payment or the value of any benefit received or to be received (“Payments”) by Mr. Kelly in connection with his termination of employment or contingent upon a Change of Control (as defined in the employment agreement) of the Company would be subject to any Excise Tax (as defined in the employment agreement), the Company shall pay to Mr. Kelly an additional amount such that the net amount Mr. Kelly retains, after deduction of the Excise Tax on such Payments, shall be equal to the total present value of such Payments at the time such Payments are to be made.
COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION
      The compensation committee (the “Committee”) of the Board is responsible for determining overall compensation and benefits for our executive officers and other employees, and administering our USA Mobility, Inc. Equity Incentive Plan, Arch Wireless, Inc. 2002 Stock Incentive Plan, Metrocall 2003 Stock Option Plan, and other compensation programs. The Committee is currently comprised of Messrs. Redmond (Chair), Abrams, and O’Reilly.
      The goals of the Company’s executive compensation programs are to: (i) enable the Company to attract, retain and reward key executives, (ii) assist the Company in achieving its business objectives by rewarding executives to the extent such objectives are achieved, and (iii) align Company executive interests with the interests of the Company’s stockholders by providing a significant element of potential executive compensation in the form of stock or stock-based instruments.
      The Company’s current executive compensation program is composed primarily of salary paid in cash, bonuses paid in cash, stock options, and restricted stock.
Salary
      Effective with the merger of Arch and Metrocall, the Company’s President and Chief Executive Officer (the “President”) has an employment agreement with the Company (described above) which provides, among other things, that he receive an annual base salary of not less than $600,000. Prior to the merger, Mr. Kelly’s annual base salary was $530,000. For the fiscal year 2004, Metrocall paid $491,539,in salary for the period January 1, 2004 through November 16, 2004 and the Company paid $66,653 in salary for the period November 17, 2004 through December 31, 2004. The Board shall review the President’s base salary annually and may, in its discretion, increase, but not decrease, his base salary.
      The salaries of each of the Company’s other executives are governed by the nature and extent of the executive’s responsibilities; the executive’s performance during the preceding year; and comparative compensation levels for the executive’s peers, both within the Company and in comparable companies. In making comparisons with other employers, the Company primarily uses data from businesses of comparable size in both the telecommunications and non-telecommunications sectors. The salary of the Company’s executive officers other than the President is established annually by the President, subject to review by the Committee.
Bonus
      The President’s bonus for fiscal year 2004 was paid by the Company according to the terms of his employment agreement (discussed above). Further, the President’s employment agreement provides that in subsequent fiscal years he is eligible for an annual bonus equal to a maximum of 200% of his base salary based on achievement of certain bonus targets set by the Board or the Committee.
      The Company’s bonus compensation methodology for 2004 followed the legacy Arch and Metrocall plans established by their former respective boards of directors for their respective executives and senior management teams at the beginning of fiscal year 2004. Metrocall’s bonus plan provides for the payment of quarterly cash bonuses (with respect to its senior management) and annual cash bonuses (with respect to its executives) and Arch’s bonus plan provides for the payment of annual cash bonuses (with respect to its executives and senior management), in both cases to the extent that pertinent financial objectives are achieved. For 2004, the financial objectives set for Metrocall senior managers were based on achieving certain targets for quarterly revenue and cash flow, for earnings before interest, taxes, depreciation and amortization (“EBITDA”), and EBITDA less capital expenditures. For 2004, the financial objectives set for Metrocall executives and Arch executives and senior management were based on achieving a certain target for annual EBITDA less capital expenditures. The 2004 fourth quarter and annual bonuses were paid by the Company in 2005.
      For 2005 and future years, the President will propose bonus parameters for each fiscal year to the Committee. The proposals will incorporate corporate-wide goals as well as goals jointly established by the President and each of the bonus plan participants for their individual areas of responsibility and the Company’s business priorities. The individual and corporate goals to be included in the bonus plan will represent objective measures of performance and quantifiable financial objectives, such as the extent to which the Company achieves targets for cash flow and EBITDA less capital expenditures. Throughout each year, the President will meet with senior management and other executive officers to review their progress in achieving these goals. After the end of each year, the President will perform a final performance review with the Committee and present proposed bonuses to the Committee for its consideration, review and approval.
Long-Term Incentives
      Equity Incentive Plan. The USA Mobility, Inc. Equity Incentive Plan (the “Equity Plan”) provides for the grant of various equity based compensation including options, restricted stock, and restricted stock units to eligible employees and outside directors of the Company. To date, no options, restricted stock, or restricted stock units have been granted under the Equity Plan. All awards under the Equity Plan are determined by the Committee and/or the Board as appropriate, taking into account such factors as the nature of the participant’s responsibilities, the business priorities of the Company, and the levels of equity-based compensation for the participant’s peers both within the Company and at comparable companies.

Other Compensation
      In 2004, the Company granted a special incentive bonus to the President in connection with the merger between Arch and Metrocall. This bonus was in addition to the President’s bonus granted under the bonus plan described above. While the Company does not currently anticipate granting similar bonuses in the future, if a situation arises in which the Board and the Committee were to determine that special bonuses are warranted, the Company may again make special bonus grants, the amount and terms of which would be subject to approval by the Committee.
      Based on its evaluation of the performance of the executive officers, the Committee believes that the Company’s executive officers are committed to achieving positive long-term financial performance and enhanced stockholder value, and that the compensation policies and programs discussed in this report have motivated the Company’s executive officers to work toward these goals.
Tax Deductibility of Compensation
      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the Company’s federal income tax deduction for certain executive compensation in excess of $1.0 million paid to the Chief Executive Officer and the four other most highly compensated executive officers. The $1.0 million deduction limit does not apply, however, to “performance-based compensation” as that term is defined in Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder. Awards granted under the Equity Plan, the Incentive Plan and the Option Plan may, subject to certain conditions, qualify as performance-based compensation under Section 162(m) of the Code. The Committee recognizes the possibility that if the amount of the base salary and other compensation of a named executive officer exceeds $1.0 million, it may not be fully deductible for federal income tax purposes. The Committee will make a determination at any such time whether to authorize the payment of such amounts without regard to deductibility or whether the terms of such payment should be modified as to preserve any deduction otherwise available.

Compensation Committee:
William E. Redmond, Jr.
David Abrams
Brian O’Reilly
      The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2004:

•	The compensation committee was comprised of Messrs. Redmond, Abrams, and O’Reilly;

•	None of the members of the compensation committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•	None of the members of the compensation committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeds $60,000 except for Mr. Abrams whose relationship with Global Signal, the Company’s largest landlord for transmission tower sites, is described under “Nominees,” and amounts paid by the Company, Arch and Metrocall to Global Signal are listed under “Certain Relationships and Related Transactions.”

•	None of the Company’s executive officers served on the compensation committee (or another board committee with similar functions) of any entity where one of that entity’s executive officers served on the Company’s compensation committee;

•	None of the Company’s executive officers was a director of another entity where one of that entity’s executive officers served on the Company’s compensation committee; and

•	None of the Company’s executive officers served on the compensation committee (or another board committee with similar functions) of another entity where one of that entity’s executive officers served as a director on the Company’s Board of Directors.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
      The following table provides summary information regarding beneficial ownership of the Company’s Common Stock as of March 21, 2005, for:

•	each person or group who beneficially owns more than 5% of our capital stock on a fully diluted basis;

•	each of the Named Executive Officers;

•	each of our directors and nominees to become a director; and

•	all of our directors and Named Executive Officers as a group.
      Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. The information on beneficial ownership in the table is based upon the Company’s records and the most recent Schedule 13D or 13G filed by each such person or entity. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Shares of Common Stock subject to options currently exercisable or exercisable within the period 60 days after March 21, 2005, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Unless otherwise noted, the address for each director and Named Executive Officer is c/o USA Mobility, Inc., 6677 Richmond Highway, Alexandria, VA 22306.

	Shares
	Beneficially	Percentage
Name of Beneficial Owner	Owned	Owned

Royce Yudkoff	—	—
Vincent D. Kelly(a)	61,281	*
Stan F. Sech(b)	28,140	*
Thomas L. Schilling	—	—
Peter C. Barnett	23,838	*
George Z. Moratis(c)	28,140	*
George W. Hale	—	—
C. Edward Baker, Jr.	—	—
Lyndon Daniels	—	—
David Abrams(d)	2,067,676	7.7%
James V. Continenza	—	—
Nicholas A. Gallopo	—	—
Brian O’Reilly	—	—
Matthew Oristano	5,000	*
William E. Redmond, Jr.	5,700	*
Samme L. Thompson, Director(e)	23,481	*
All directors and Named Executive Officers as a group(16) persons)	2,243,256	8.4%
Abrams Group(f)	2,067,676	7.7%

*	Denotes less than 1%.

(a)	Includes 56,280 shares that Mr. Kelly has the right to acquire upon exercise of stock options that become exercisable on May 7, 2005.

(b)	Includes 28,140 shares that Mr. Sech has the right to acquire upon exercise of stock options that become exercisable on May 7, 2005.

(c)	Includes 28,140 shares that Mr. Moratis has the right to acquire upon exercise of stock options that become exercisable on May 7, 2005.

(d)	The information regarding this stockholder is derived from a Form 3 filed by the stockholder with the SEC on November 24, 2004. The shares reported herein are held by the following entities included in the Abrams Group (i) limited partnerships of which Mr. Abrams is the managing member of the general partner and (ii) a corporation of which Mr. Abrams is the managing member of the investment manager. In such capacities, Mr. Abrams has voting and investment power with respect to all shares being reported herein.

(e)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on February 25, 2005. Includes 21,981 shares that Mr. Thompson has the right to acquire upon exercise of stock options that are presently exercisable.

(f)	The information regarding this stockholder is derived from a Schedule 13D filed by the stockholder with the SEC on November 29, 2004. The address of this stockholder is 222 Berkeley Street, 22nd Floor, Boston, Massachusetts 02116. The securities beneficially owned by the Abrams Group consist of the following: 398,140 shares beneficially owned by Whitecrest Partners, LP; 1,384,292 shares beneficially owned by Abrams Capital Partners II, LP; 151,501 shares beneficially owned by Abrams Capital Partners I, LP; and 133,743 shares beneficially owned by Abrams Capital International, Ltd.

PERFORMANCE GRAPH
      The Company began trading on the NASDAQ National Market on November 18, 2004. The chart below compares the relative changes in the cumulative total return of the Company’s Common Stock for the period November 18, 2004 to December 31, 2004, against the cumulative total return of the NASDAQ Market Value Index and the NASDAQ Telecommunications Index for the same period.
      The chart below assumes that on November 18, 2004, the date the Company’s shares first were publicly traded following the merger between Metrocall and Arch, $100 was invested in our Common Stock and in each of the indices. The comparisons assume that all dividends, if any, were reinvested. The chart indicates the dollar value of each hypothetical $100 investment based on the closing price as of the last trading day of each month from November 2004 to December 2004.
COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG USA MOBILITY, INC.,
NASDAQ MARKET INDEX AND NASDAQ TELECOMMUNICATIONS
ASSUMES $100 INVESTED ON NOVEMBER 18, 2004
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DECEMBER 31, 2004

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Payments to Landlords
      The amount of business done during the last fiscal year between the Company, Arch and Metrocall, as tenants, and Global Signal and SpectraSite, as landlords, include the following payments (dollars in thousands):

Global Signal, Inc.:
The Company (after the merger date of November 16, 2004)	$2,348
Arch (January 1, 2004 through November 16, 2004)	17,396
Metrocall (January 1, 2004 through November 16, 2004)	7,322

Total	$27,066

SpectraSite, Inc.:
The Company (after the merger date of November 16, 2004)	$273
Arch (January 1, 2004 through November 16, 2004)	2,516
Metrocall (January 1, 2004 through November 16, 2004)	597

Total	$3,386

Employment Agreement
      We have an employment agreement with an executive officer as described under the caption “Employment Agreement.”
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s stock to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based on its records and other information, the Company believes that, for the year ended December 31, 2004, all Section 16(a) filing requirements applicable to its directors and executive officers for 2004 were timely met.
CODE OF ETHICS
      USA Mobility has adopted a code of ethics that applies to its principal executive officer, principal financial officer, and principal accounting officer. This code of ethics is available on our internet website at http://www.usamobility.com/about/investorrelations/ USMO Code of Conduct and Ethics EE rev1204.pdf
FEES AND SERVICES
      The following table summarizes fees billed to the Company and Arch by PricewaterhouseCoopers LLP during fiscal years 2004 and 2003 ($’s in thousands):

	Fees

Services	2004	2003

Audit Fees(a)	$2,540	$614
Audit-Related Fees(b)	180	52
Tax Fees(c)	311	186

Total	$3,031	$852

(a)	The audit fees for the year ended December 31, 2003 and 2004 were for professional services rendered during the audits of the Company’s consolidated financial statements and its controls over financial reporting, for reviews of the Company’s consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and for reviews of other filings made by the Company with the Securities and Exchange Commission.

(b)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to employee benefit audits, and due diligence and accounting advice related to mergers and acquisitions.
(c)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to the preparation of tax returns and claims for refunds, accounted for approximately $13,000 of the total tax fees billed in 2004 and $92,000 of the total tax fees billed in 2003. Tax advice and tax planning services relate to tax planning and advice related to mergers and acquisitions.

Pre-Approval Policies and Procedures
      The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent auditor. This policy generally provides that the Company will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.
      From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by our independent auditor during the next twelve months. Any such pre-approval is detailed as to the particular service or types of services to be provided and is also generally subject to a maximum dollar amount.
      The audit committee may also delegate to one or more of its members the authority to approve any audit or non-audit services to be provided by the independent auditor. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported at the next meeting of the Audit Committee.
STOCKHOLDER PROPOSALS
      Stockholder proposals intended for inclusion in the Company’s Proxy Statement for the annual meeting of Stockholders in the year 2006 must be received by Shirley B. White, Secretary, USA Mobility, Inc., 6677 Richmond Highway, Alexandria, VA 22306, no later than December 5, 2005.
      The Company’s Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing during the period 90 to 60 days before the first anniversary of the date of the preceding year’s annual meeting (or, if the date of the annual meeting is more than 20 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered during the period 90 to 60 days before such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made by the Company). These stockholder notices must set forth certain information specified in the Company’s Bylaws.

OTHER MATTERS
      The Board knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.
      It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to complete, sign, date and promptly return the enclosed proxy card in the enclosed postage pre-paid envelope, or submit the proxy or voting instructions by telephone or over the internet.
      A copy of the Company’s 2004 Annual Report to Stockholders accompanies this Proxy Statement. The Company has filed an Annual Report on Form 10-K for its fiscal year ended December 31, 2004 with the SEC. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to USA Mobility, Inc., Attn: Investor Relations, 6677 Richmond Highway, Alexandria, VA 22306. Stockholders may also obtain a copy of the Form 10-K by accessing the Company’s website at www.usamobility.com.

By Order of the Board of Directors

Shirley B. White
Secretary
April 8, 2005
Alexandria, Virginia

APPENDIX A
USA MOBILITY, INC.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS CHARTER
Purpose
      The Audit Committee’s primary function is assisting the USA Mobility Board with its responsibility for overseeing the integrity of USA Mobility’s financial statements, USA Mobility’s compliance with legal and regulatory requirements, the qualifications and independence of the independent accountants and the performance of USA Mobility’s internal audit department and independent accountants.
      In carrying out this function, the Committee shall independently and objectively monitor the performance of USA Mobility’s financial reporting processes and systems of internal controls; review and appraise the audit efforts of USA Mobility’s independent accountants and internal audit group; provide for open, ongoing communications concerning USA Mobility’s financial position and affairs between the Board and the independent accountants, USA Mobility’s financial and senior management, and USA Mobility’s internal audit department; review USA Mobility’s policies and compliance procedures regarding ethics; prepare the Audit Committee Report for the annual proxy statement; and report regularly to the Board regarding the execution of its duties.
Membership
      The Committee shall be composed of three or more directors as determined by the Board. The duties and responsibilities of a Committee member are in addition to those required of a director. Each Committee member shall be an independent director as determined in accordance with the Corporation’s Bylaws and as defined by all applicable laws and regulations. All members of the Committee shall be “financially literate” and the Committee will have at least one member qualified as an “audit committee financial expert,” both as defined by applicable regulations.
Meetings
      The Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter and approximately six times annually. Periodically, it shall meet in executive sessions with management, the head of Internal Audit, the independent accountants, and other USA Mobility management members. Annually, it shall meet at its discretion with representatives of USA Mobility’s major subsidiaries regarding their systems of internal control, results of audits, and integrity of financial reporting. The Committee shall periodically meet in executive session absent USA Mobility management.
      The Committee shall maintain independence both in establishing its agenda and directly accessing management of USA Mobility and its subsidiaries. Annually, the Committee will reassess the adequacy of this charter, evaluate its performance, and report these and other actions to the Board of Directors with any recommendations.
Responsibilities and Duties
      Financial management is responsible for preparing financial statements and related disclosures and communications; the Committee’s primary responsibility is oversight. To carry out this responsibility, the Committee shall undertake the following common recurring activities:
Financial Statements
      Discuss with management and the independent accountants the annual audited financial statements and quarterly financial statements prior to filing and/or distribution to stockholders including Management’s Discussion and Analysis of Financial Condition and Results of Operations, USA Mobility’s earnings announcements as well as financial information and earnings guidance provided to analysts and rating agencies, and the results of the independent accountants’ reviews; these discussions may be general, covering types of information to be disclosed and the type of presentation to be made, and need not take place in advance. The Committee may be represented by the Chair or a subcommittee to review earnings announcements.

Review critical accounting policies, financial reporting and accounting standards and principles (including significant changes to those principles or their application), and key accounting decisions and judgments affecting the Corporation’s financial statements. The review shall include the rationale for such choices and possible alternative accounting and reporting treatments.

Review the effect of regulatory initiatives and unusual or infrequently occurring transactions, as well as off-balance sheet structures, on the financial statements.

Review with the independent accountants difficulties in performing the audit or disagreements with management.

Review USA Mobility’s financial reporting processes, including the systems of internal control, and the independent accountants’ audit of USA Mobility’s internal controls.

Discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

Review any disclosure of significant deficiencies in the design or operation of internal controls and any special audit steps adopted.
Independent Accountants

Select, evaluate, and, if appropriate, terminate or replace the independent accountants. (The Committee’s selection shall be annually submitted to the Board for approval and, at the Board’s discretion, to the stockholders for ratification.) The independent accountants are accountable to the Committee. The Committee shall approve the audit engagement and pre-approve any other services to be provided by the independent accountants.

Annually review reports by the independent accountants describing: their internal quality control procedures; any material issues raised by the most recent internal quality control review, peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and all relationships between the independent accountants and USA Mobility.

Ensure that rotation of the independent accountants’ audit partners satisfies regulatory requirements, and set policies about hiring current or former employees of the independent accountants.

Review and discuss with the independent accountants the annual statement required by the Independence Standards Board (ISB) Standard No. 1.

Review and discuss the scope and plan of the independent audit.
Internal Audit

Review the performance of the internal audit department including the objectivity and authority of its reporting obligations, the proposed audit plans for the coming year, and the results of internal audits. Review and concur in the appointment and dismissal of the internal auditor.
Legal, Compliance, and Risk Management

Establish procedures for reviewing and handling complaints or concerns received by USA Mobility regarding accounting, internal accounting controls, or auditing matters, including enabling employees to submit concerns confidentially and anonymously, and review management’s disclosure of any frauds that involve management or other employees who have a significant role in internal control.

Review procedures and compliance processes pertaining to corporate ethics and standards of business conduct as embodied in USA Mobility’s policy.

Review policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditors or the independent accountants.

Review and discuss any reports received from attorneys with respect to securities law violations and/or breaches of fiduciary duties which were reported to the General Counsel or the Chief Executive Officer and not resolved to the satisfaction of the reporting attorney.

Discuss policies with respect to risk assessment and risk management, including USA Mobility’s major financial and accounting risk exposures and the steps undertaken to control them.

      The Committee may diverge from this list as appropriate if circumstances or regulatory requirements change. In addition to these activities, the Committee will perform such other functions as necessary or appropriate under law, stock exchange rules, USA Mobility’s certificate of incorporation, and Bylaws, and the resolutions and other directives of the Board. The Committee may obtain, and is entitled to rely on, advice, assistance, and investigative support from outside legal, accounting, or other advisors as it deems appropriate to perform its duties, and USA Mobility shall provide appropriate funding, as determined by the Committee, for any such advisers.
      Notwithstanding the responsibilities and powers of the Committee set forth in this charter, the Committee does not have the responsibility of planning or conducting audits of USA Mobility’s financial statements or determining whether they are complete, accurate and in accordance with GAAP. Such responsibilities are the duty of management and the independent auditor. In addition it is not the duty of the Committee to conduct investigations or to ensure compliance with laws and regulations.
Adopted on November 16, 2004

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8918
EDISON, NJ 08818-8918

Your vote is important. Please vote immediately.

Vote-by-Internet
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If you vote over the Internet or by telephone, please do not mail your card.

detach here if you are returning your proxy card by mail

☒	Please mark
votes as in
this example.

This proxy when properly executed will be voted in the manner directed hereon by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of directors

The Board of Directors recommends a vote “FOR” proposal 1

1.	Election of Directors.			NOMINEES:
	(Mark ONE box only)	FOR	WITHHELD	01. David Abrams	06. Matthew Oristano
		ALL	FROM ALL	02. James V.Continenza	07. William E.Redmond, Jr.
		NOMINEES	NOMINEES	03. Nicholas A.Gallopo	08. Samme L.Thompson
		☐	☐	04. Vincent D.Kelly	09. Royce Yudkoff
05.Brian O’Reilly

☐

For all nominees, except vote withheld from the nominees written above.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE YOUR CARD AND RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Signature:	Date:	Signature:	Date:

fold and detach here

FORM OF PROXY
FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

USA MOBILITY, INC.
This Proxy is Solicited on Behalf of the Board of Directors

P
R
O
X
Y

The undersigned hereby appoints Thomas L.Schilling and Vincent D.Kelly (the “Proxy Committee”), and each of them singly, with full power of substitution to act as the lawful agent and proxy for the undersigned and to vote all shares of common stock of USA Mobility, Inc. that the undersigned is entitled to vote and holds of record on March 21, 2005 at the Annual Meeting of Stockholders of USA Mobility, Inc. to be held on Wednesday, May 18, 2005, at the USA Mobility, Inc. Operations Center, located at 6910 Richmond Highway, 2nd Floor, Alexandria, Virginia 22306 at 9:00 a.m., local time, and at any adjournments thereof, on all matters coming before the Annual Meeting.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side but you need not mark any boxes if you wish to vote in accordance with the recommendations of the Board of Directors. The Proxy Committee cannot vote your shares unless you sign and return this card.You may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

This proxy when properly executed will be voted in the manner you have directed. If you do not specify any directions, this proxy will be voted for proposal 1 and in accordance with the Proxy Committee’s discretion on such other matters that may properly come before the meeting to the extent permitted by law.

(TO BE SIGNED ON REVERSE SIDE)